Exhibit 99.1

OneSpaWorld Reports Record Fourth Quarter and Fiscal Year 2025 Results

Total Revenues of $961.0 Million, Net Income of $71.6 Million and Adjusted EBITDA of $123.3 Million

Reaffirms Fiscal Year 2026 Guidance

Introduces First Quarter 2026 Guidance of $241 to $246 Million in Total Revenue and $30 to $32 Million in Adjusted EBITDA

Board Declares Quarterly Dividend of $0.05 Per Share

Nassau, Bahamas, February 18, 2026 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products onboard cruise ships and in destination resorts around the world, today announced its financial results for its fourth quarter and twelve months of fiscal 2025, ended December 31, 2025.

Leonard Fluxman, Executive Chairman and Chief Executive Officer, commented: “Our record fourth quarter capped a year of exceptional performance underpinned by innovation across our global operating platform to deliver extraordinary guest experiences and excellent results for our cruise line and destination resorts partners. We drove increases in key operating metrics during the quarter which produced double-digit growth in quarterly Total revenues and Adjusted EBITDA and our fourth consecutive year of record financial results. We also further cemented our market leadership position adding health and wellness centers on two new ship builds launched during the quarter. At the start of fiscal 2026, we joined the S&P SmallCap 600® Index and expect another banner year driven by our relentless focus and successful execution of our strategy by our outstanding teams.”

Stephen Lazarus, President, Chief Financial Officer and Chief Operating Officer, added: “Our record performance reflects our investments in breakthrough technology applications across our business, reinforcing our market-leading strengths, and deepening our cruise line and resort partnerships. We are particularly excited by the increasing impact of accelerated AI technology integration across our fleet to further drive revenue, cash flow and earnings growth. During the quarter, we also implemented strategic actions to focus operational and capital investment on our highest growth and most profitable operations, exiting land-based health and wellness centers in Asia and reorganizing operations in the United Kingdom and Italy."

Mr. Lazarus noted further: "Our balanced capital allocation strategy, fueled by our strong cash flow generation and positive outlook, enabled us to return $92.9 million to shareholders during the year - $17.5 million in quarterly dividends and $75.4 million from our repurchase of 3.9 million common shares, while repaying $15.0 million of our Term Loan Facility. We ended 2025 with a strong balance sheet, including $17.5 million in cash and $67.5 million of total liquidity.”

Mr. Lazarus concluded, “We begin fiscal 2026 with strong momentum and confidence to deliver another record year. Based on our market outlook, outstanding team, proven strategies and execution, scaling innovations, new ship builds, and strong capitalization, we expect fiscal 2026 Total Revenues to exceed the one-billion-dollar mark and for Total Revenues, and Adjusted EBITDA, to deliver high-single digit growth at the mid-point of our guidance ranges from actual fiscal 2025 results, excluding revenues from exited and reorganized operations.”

Fourth Quarter 2025 Highlights:

•	Total revenues increased 11% to $242.1 million compared to $217.2 million in the fourth quarter of 2024.
•

Income from operations decreased 5% to $16.4 million compared to $17.2 million in the fourth quarter of 2024. The fourth quarter of 2025 included Restructuring expenses and Long-lived assets impairment charges of $5.7 million.

•

Net income decreased 16% to $12.1 million compared to $14.4 million in the fourth quarter of 2024. The fourth quarter of 2025 included Restructuring expenses and Long-lived assets impairment charges of $5.7 million.

•	Adjusted EBITDA increased 17% to $31.2 million compared to $26.7 million in the fourth quarter of 2024.

Fiscal Year 2025 Highlights:

•	Total revenues increased 7% to $961.0 million compared to $895.0 million for fiscal year 2024.
•

Income from operations increased 5% to $81.6 million compared to $78.1 million for fiscal year 2024. Fiscal 2025 included Restructuring expenses and Long-lived assets impairment charges of $5.8 million.

•	Net income decreased 2% to $71.6 million compared to $72.9 million for fiscal year 2024. Fiscal 2025 included Restructuring expenses and Long-lived assets impairment charges of $5.8 million.
•	Adjusted EBITDA increased 10% to $123.3 million compared to $112.1 million for fiscal year 2024.

Operating Network Update:

•

Cruise Ship Count: The Company ended the fourth quarter with health and wellness centers on 206 ships and an average ship count of 199 for the quarter, compared with 199 ships and an average ship count of 188 ships, respectively, for the fourth quarter of 2024.

•

Destination Resort Count: The Company ended the fourth quarter with 48 destination resort health and wellness centers and an average destination resort count of 48 for the quarter, compared with 50 destination resort health and wellness centers and an average destination resort count of 51 for the fourth quarter of 2024. Health and wellness centers attributable to the Asian operations we are exiting that were operating at quarter end were 33 compared with 37 for the fourth quarter of 2024.

•	Staff Count: The Company ended the fourth quarter with 4,582 personnel operating our cruise ship health and wellness centers, compared with 4,352 personnel on vessels at December 31, 2024.

Liquidity Update:

•	Cash at December 31, 2025 totaled $17.5 million. Liquidity, including the Company’s fully undrawn $50 million credit facility, totaled $67.5 million at December 31, 2025.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Fourth Quarter Ended December 31, 2025 Compared to December 31, 2024

•
Total revenues increased 11% to $242.1 million compared to $217.2 million for the fourth quarter of 2024, driven by fleet expansion from 2025 new ship builds, a 2% increase in revenue days, and a 1% increase in average guest spend, contributing $15.5 million, $8.7 million and $2.1 million, respectively, to the increase in Total revenues, of which $2.8 million was attributable to increased guest pre-booked services. Growth in our Maritime Total revenues was offset by a $1.3 million decrease in destination resorts Total revenues, partially due to the closure of hotels where we had previously operated.
•
Cost of services increased $18.5 million, attributable to the $21.5 million increase in Service revenues compared to the fourth quarter of 2024.
•
Cost of products increased $3.4 million, attributable to the $3.4 million increase in Product revenues compared to the fourth quarter of 2024, a $0.3 million quarter-over-quarter increase in freight expense related to timing of purchases and $0.3 million of nonrecurring Inventory write-off charges in the fourth quarter of 2025 related to our exit from land-based health and wellness center operations in Asia.
•
Administrative expenses were $4.9 million, compared to $5.8 million in the fourth quarter of 2024. The decrease was primarily attributable to timing related to higher professional fees incurred in the prior-year quarter, including approximately $0.7 million related to incremental public company costs such as Sarbanes-Oxley compliance.
•
Salaries, benefits and payroll taxes were $8.9 million, compared to $9.3 million in the fourth quarter of 2024. The decrease was primarily attributable to lower incentive-based compensation expense of approximately $0.5 million compared to the prior-year quarter.
•
Restructuring expenses were $2.7 million in the fourth quarter of 2025, attributable to the reorganization of operations in the United Kingdom and Italy and the exiting of land-based health and wellness center operations in Asia.
•
Long-lived assets impairment was $3.0 million, compared to $0.4 million in the fourth quarter of 2024. During the fourth quarter of 2025, due to exiting resort operations in Asia, we recorded $2.8 million in impairment charges with respect to the value of associated long-lived assets, including $2.2 million attributable to intangible assets and $0.6 million to property and equipment, and right-of-use-assets.
•
Net income was $12.1 million, or Net income per diluted share of $0.12, as compared to Net income of $14.4 million, or Net income per diluted share of $0.14, for the fourth quarter of 2024. The decrease was primarily attributed to the recognition of restructuring expenses and long-lived asset impairments totaling $5.7 million during the current quarter, offset by a $4.4 million increase in Income from operations, after excluding these restructuring and impairments charges, compared to the fourth quarter of 2024.
•
Adjusted net income was $24.2 million, or Adjusted net income per diluted share of $0.24, as compared to Adjusted net income of $21.4 million, or Adjusted net income per diluted share of $0.20, in the fourth quarter of 2024.
•
Adjusted EBITDA was $31.2 million compared to Adjusted EBITDA of $26.7 million in the fourth quarter of 2024.

Fiscal Year 2025 Ended December 31, 2025 Compared to December 31, 2024

•
Total revenues increased 7% to $961.0 million compared to $895.0 million for the year ended December 31, 2024, driven by fleet expansion due to 2025 new ship builds, a 3% increase in average guest spend, and a 2% increase in revenue days contributing $27.9 million, $25.7 million, and $17.0 million, respectively, of the increase in Total revenues for the period, of which $10.7 million was attributable to increased guest pre-booked services. Growth in our Maritime Total revenues was offset by a $4.8 million decrease in our destination resorts Total revenues, partially due to the closure of hotels where we had previously operated.
•
Cost of services increased $45.6 million, attributable to the $54.0 million increase in Service revenues compared to the year ended December 31, 2024.

•
Cost of products increased $10.7 million, attributable to the $12.0 million increase in Product revenues and $0.3 million of nonrecurring inventory write-off charges in 2025 related to our exit from land-based health and wellness center operations in Asia compared to the year ended December 31, 2024.
•
Administrative expenses were $18.1 million, compared to $18.8 million in the year ended December 31, 2024. The decrease was primarily attributable to higher professional fees incurred in the prior-year, including approximately $0.6 million related to incremental public company costs such as Sarbanes-Oxley compliance.
•
Salaries, benefits and payroll taxes were $37.1 million, compared to $35.6 million in the year ended December 31, 2024. The increase was attributable primarily to expenses associated with the termination of employment of the Company’s former Chief Commercial Officer in the first quarter of 2025, including $1.1 million of severance expense and $1.4 million of expense related to vesting treatment with respect to restricted stock units and performance stock units. The increase was partially offset by a decrease of approximately $1.0 million in incentive-based compensation expense compared to the prior year.
•
Restructuring expenses were $2.7 million in the year ended December 31, 2025, attributable to the reorganization of operations in the United Kingdom and Italy and the exiting of land-based health and wellness center operations in Asia.
•
Long-lived assets impairment was $3.1 million, compared to $0.4 million in the year ended December 31, 2024. During the fourth quarter of 2025, due to exiting resort operations in Asia, we recorded $2.8 million in impairment charges with respect to the value of associated long-lived assets, including $2.2 million attributable to intangible assets and $0.6 million to property and equipment and right-of-use-assets.
•
Net income was $71.6 million, or Net income per diluted share of $0.69, as compared to Net income of $72.9 million or Net income per diluted share of $0.69, in the year ended December 31, 2024. The decrease was primarily attributed to the recognition of restructuring expenses and long-lived asset value impairment charges totaling $5.8 million, offset by the nonrecurring $7.7 million gain recognized in fiscal 2024 related to changes in the fair value of warrant liabilities, an increase in Income from operations and a decrease in Interest expense, net. Income from operations increased by $9.0 million year over year, after excluding restructuring and impairments. Interest expense, net, decreased by $3.7 million, primarily due to lower average debt balances and lower effective interest rates.
•
Adjusted net income was $102.9 million, or Adjusted net income per diluted share of $0.99, compared to Adjusted net income of $89.7 million, or Adjusted net income per diluted share of $0.85, in the year ended December 31, 2024.
•
Adjusted EBITDA was $123.3 million compared to Adjusted EBITDA of $112.1 million in the year ended December 31, 2024.

Balance Sheet Highlights

•
Cash at December 31, 2025 was $17.5 million, after giving effect to paying $17.5 million in quarterly dividends and $75.4 million to repurchase 3.9 million common shares, and repaying $15.0 million of our Term Loan Facility.
•
Total debt, net of deferred financing costs, was $84.0 million at December 31, 2025.

Fiscal Year 2026 Guidance

	Three Months Ended March 31, 2026	Year Ended December 31, 2026
Total Revenues (1)	$241-246 million	$1.01-1.03 billion
Adjusted EBITDA	$30-32 million	$128-138 million

(1)

Revenues for the three months ended March 31,2025 and the Fiscal Year ended December 31, 2025 included $5.3 million and $23.0 million, respectively related to the reorganization of operations in the United Kingdom and Italy and the exit of land-based operations in Asia. The revenues related to these operations in 2025 are excluded from 2026 guidance.

Dividend Announcement

The Company announced today that the Board of Directors approved a quarterly dividend payment of $0.05 per common share payable on March 25, 2026 to shareholders of record as of the close of business on March 11, 2026.

Share Repurchase Program

During the fourth quarter of fiscal 2025, the Company repurchased 968,347 shares of its outstanding common shares, returning $19.9 million to shareholders. For fiscal 2025, the Company repurchased 3,878,873 shares of its outstanding common shares, returning $75.4 million to shareholders during the year. As of December 31, 2025, the Company had $37.5 million remaining on its $75 million share repurchase program adopted in April 2025.

Conference Call Details

A conference call to discuss the fourth quarter and twelve months of 2025 financial results is scheduled for Wednesday, February 18, 2026, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10206221 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10206221. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, February 18, 2026 until 11:59 p.m. Eastern Time on Wednesday, February 25, 2026. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, aesthetics and fitness services, treatments, and products, currently onboard 207 cruise ships and at 46 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades upon its exceptional service; expansive global recruitment, training and logistics platforms; irreplicable operating infrastructure; powerful team; and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer, and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended December 31,				Year Ended December 31,
			$	%			$	%
	2025	2024	Inc/(Dec)	Inc/(Dec)	2025	2024	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$197,343	$175,811	$21,532	12%	$777,262	$723,273	$53,989	7%
Product revenues	44,784	41,395	3,389	8%	183,739	171,746	11,993	7%
Total revenues	242,127	217,206	24,921	11%	961,001	895,019	65,982	7%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	163,879	145,332	18,547	13%	645,360	599,756	45,604	8%
Cost of products	38,354	34,984	3,370	10%	156,493	145,799	10,694	7%
Administrative	4,872	5,792	(920)	(16)%	18,063	18,827	(764)	(4)%
Salary, benefits and payroll taxes	8,874	9,351	(477)	(5)%	37,092	35,630	1,462	4%
Amortization of intangible assets	4,109	4,140	(31)	(1)%	16,508	16,571	(63)	(0)%
Restructuring expenses	2,703	—	2,703	—	2,703	—	2,703	—
Long-lived assets impairment	2,965	376	2,589	689%	3,145	376	2,769	736%
Total cost of revenues and operating expenses	225,756	199,975	25,781	13%	879,364	816,959	62,405	8%
Income from operations	16,371	17,231	(860)	(5)%	81,637	78,060	3,577	5%
OTHER (EXPENSE) INCOME:
Interest expense, net	(1,256)	(1,209)	(47)	(4)%	(5,177)	(8,881)	3,704	42%
Change in fair value of warrant liabilities	—	—	—	—	—	7,677	(7,677)	—
Other expense	(348)	—	(348)	—	(348)	—	(348)	—
Total other expense, net	(1,604)	(1,209)	(395)	(33)%	(5,525)	(1,204)	(4,321)	359%
Income before income tax expense	14,767	16,022	(1,255)	(8)%	76,112	76,856	(744)	(1)%
INCOME TAX EXPENSE	2,705	1,634	1,071	66%	4,494	3,992	502	13%
NET INCOME	$12,062	$14,388	$(2,326)	(16)%	$71,618	$72,864	$(1,246)	(2)%
NET INCOME PER SHARE:
Basic	$0.12	$0.14			$0.69	$0.70
Diluted	$0.12	$0.14			$0.69	$0.69
WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	101,825	104,627			103,191	104,024
Diluted	102,381	105,478			103,666	104,940

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Selected Statistics
Period End Ship Count	206	199	206	199
Average Ship Count (1)	199	188	196	190
Average Weekly Revenues Per Ship	$89,428	$83,913	$90,608	$86,213
Average Revenues Per Shipboard Staff Per Day	$577	$550	$593	$572
Revenue Days (2)	18,294	17,307	71,459	69,365
Period End Resort Count	48	50	48	50
Average Resort Count (3)	48	51	49	52
Average Weekly Revenues Per Resort	$11,945	$13,219	$12,738	$13,962
Capital Expenditures (in thousands)	$5,049	$3,310	$15,073	$6,743

	Forecasted
	Q1 2026	FY 2026
Period End Ship Count	208	210
Average Ship Count (1)	201	202
Period End Resort Count	40	13
Average Resort Count (2)	41	23

(1)

Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2)	Revenue Days reflects a day on which the health and wellness centers are open onboard a revenue generating cruise with passengers.

(3)

Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA.

We define Adjusted net income as Net income (loss), adjusted for items, including Change in fair value of warrant liabilities; increase in Depreciation and amortization resulting from the Business Combination; Long-lived assets impairment; Stock-based compensation, Restructuring expenses and Inventory write-off. Adjusted net income per diluted share is defined as Adjusted net income divided by Diluted weighted average shares outstanding during the period, as if such shares had been outstanding during the entire three and twelve month periods ended December 31, 2025 and 2024.

We define Adjusted EBITDA as Net income adjusted for items, including Income tax expense (benefit); Interest expense, net; Change in fair value of warrant liabilities; Depreciation and amortization; Long-lived assets impairment; Stock-based compensation; Restructuring expenses, Inventory write-off, Other expense and Business combination costs as set forth below.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income to Adjusted net income for the fourth quarters and year-to-date periods ended December 31, 2025 and 2024 and Adjusted net income per diluted share for the fourth quarters and year-to-date periods ended December 31, 2025 and 2024 (amounts in thousands, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$12,062	$14,388	$71,618	$72,864
Change in fair value of warrant liabilities	—	—	—	(7,677)
Depreciation and amortization (a)	3,761	3,761	15,044	15,044
Long-lived assets impairment	2,965	376	3,145	376
Stock-based compensation	2,335	2,907	10,086	9,071
Restructuring expenses	2,703	—	2,703	—
Inventory write-off (b)	348	—	348	—
Adjusted net income	$24,174	$21,432	$102,944	$89,678
Adjusted net income per diluted share	$0.24	$0.20	$0.99	$0.85
Diluted weighted average shares outstanding	102,381	105,478	103,666	104,940

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

(b) Inventory write-off represent addbacks related to our exit from land-based health and wellness center operations in Asia. These expenses were recorded in Cost of products.

The following table reconciles Net income to Adjusted EBITDA for the fourth quarter and year-to-date periods ended December 31, 2025 and 2024 (amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$12,062	$14,388	$71,618	$72,864
Income tax expense	2,705	1,634	4,494	3,992
Interest expense, net	1,256	1,209	5,177	8,881
Change in fair value of warrant liabilities	—	—	—	(7,677)
Depreciation and amortization	6,492	6,186	25,332	24,276
Long-lived assets impairment	2,965	376	3,145	376
Restructuring expenses	2,703	—	2,703	—
Inventory write-off (b)	348	—	348	—
Stock-based compensation	2,335	2,907	10,086	9,071
Other expense	348	—	348	—
Business combination costs (c)	—	—	—	293
Adjusted EBITDA	$31,214	$26,700	$123,251	$112,076

(b) Inventory write-off represent addbacks related to our exit from land-based health and wellness center operations in Asia. These expenses were recorded in Cost of products.

(c) Business combination costs refers to legal and advisory fees incurred by OneSpaWorld in connection with warrant conversion.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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